Exhibit 99.1

Alpha Natural Resources, Inc.

2005 Annual Meeting
Of Stockholders

April 27, 2005
Kingsport, Tennessee

Remarks by
Michael J. Quillen
President & CEO

Good morning. It is both an honor and a pleasure to be here today at Alpha Natural Resources’ first meeting of its shareholders.

First, some legal matters. My remarks may include “forward-looking statements” within the meaning of the federal securities laws. Our ability to achieve the financial and operational targets mentioned today are subject to a number of risk factors, which are summarized in the company’s periodic and other reports filed with the Securities and Exchange Commission.

For all of us at Alpha, this first meeting of our shareholders is yet another highlight in what has been an extraordinary string of developments that has taken place over the last three years.

From the day we sat in a small meeting room at Tri Cities Airport, working with pencil and paper on an offer for the first coal assets of this company, to just a few weeks ago in March when we rang the opening bell on the New York Stock Exchange, it’s been quite a ride.

Along the way, a great many people both inside our company and outside the company have made valuable contributions to the fascinating but exhausting process of taking a company public. I thank everyone involved, and I especially thank the families for their tolerance.

Before talking about our financial performance and business outlook, I first want to talk about what we always talk about first at our meetings within Alpha—employee safety.

During 2004, we made a number of improvements to safety systems, supervisor and operator training programs, and safety communications, and these improvements are having a positive impact.

So far, in 2005, our safety performance has been good, and through the first quarter we achieved our internal safety benchmarks.

Alpha has always set a goal to have a superior safety record, and management pays a great deal of attention to that goal. Safety will always remain a top priority at Alpha. We call it, “Running Right.”

In terms of financial performance, Alpha Natural Resources ended 2004 with a strong fourth quarter, and we continue to enjoy a favorable market climate in which rising prices for both steam and metallurgical coal are generating excellent cash flows for most coal producers.

For the year 2004, our revenues rose 60 percent to $1.3 billion, and our EBITDA, as adjusted, more than doubled to $119 million. On a pro forma basis, as adjusted for our IPO, earnings per share were 47 cents compared with 1 cent in 2003, on a diluted basis.

Alpha sold nearly 26 million tons of coal in 2004. That figure included coal purchased from third parties. We saw an opportunity to extract value last year in a rising market, and were able to do so—but only because Alpha has unique and very strong coal blending operations.

The ability to take purchased coal, blend it with our own or other purchased coal, and market it to the most appropriate customer is not only a talent that Alpha possesses, but it is also a niche part of the business in which most other companies do not participate.
There is a strong correlation between our expertise in meeting customer needs and our profitability, and our sales and marketing organization deserves a lot of credit.
Because we have proficiency in this area, as well as reserves of the highest quality in Appalachia, Alpha increased its high-margin met sales volumes by more than 50% in 2004.

Conversely, last year, we were impacted by substantial cost increases from many of our major suppliers. Coupled with the higher costs we incur when washing and preparing coal for the metallurgical markets, this drove up our unit production costs. Fortunately, last year, prices rose more steeply than costs and we therefore managed to improve our cash margins. We expect that cost increases will moderate in 2005 for most operating expense categories.

From a sales and production standpoint we are on target for 2005. Unfortunately, this meeting is a bit out of sync with our financial reporting cycle, so I can’t discuss in any detail our first quarter results before we publicly release them in early May.

What I can say is that the markets for steam and met coal continue to show strength in demand and pricing, and we believe we will turn in a strong performance for the full year 2005.

Near term, demand should be driven by greater utilization rates of coal-fired utilities, which continue to operate below capacity, along with robust met coal demand. Long term, demand should be fortified by the planned construction of new coal-fired generation capacity.

Additionally, other important factors are in play. For example, recent data show that coal stockpiles at U.S. utilities are about 20% below normal levels. Also, sulfur emission credits have recently skyrocketed to $850 per ton, increasing the attractiveness of low sulfur coal which constitutes the majority of our proven reserves.

Our sales group continues to lock up commitments for 2006 and 2007. As of April 15, we had increased our priced commitments to 66 percent of planned production for next year and 34 percent of planned production for 2007.

A significant amount of our planned met production is now being contracted with our customers on a multi year basis. This was unheard of just a few years back. We anticipate achieving a high level of export met sales again in 2005.

This increased commitment to longer term contracts provides some visibility for cash flows in forward years, and our priority use for those operating cash flows will be investing to grow the business profitably.

We continue to review potential acquisition candidates of varying sizes. The universe is quite broad, even in Central Appalachia, where we estimate there are 300 subscale or private producers controlling 100 million tons of coal production. Over the last 20 to 30 years, Alpha’s management has become familiar with the particular assets that may fit our operating model, provide decent synergies with our existing portfolio, and earn a suitable return on the capital invested.

We’ve been rather successful making these types of tuck-in acquisitions as recently as 2003, but the current boom in coal prices has now created a mini-boom in asset prices. It may make for a slower and more laborious acquisition process, but we have no desire to overpay for assets in the heat of the market.

Maximizing our portfolio return is one reason why just two weeks ago we divested National King Coal, which was our sole underground mine in Colorado.

This operation was included with the U.S. assets of AMCI that we acquired in March 2003. It was too isolated to integrate with any of our Eastern businesses, and didn’t return its cost of capital. Last year we incurred a net loss of $6-1/2 million dollars from this business after taking an asset impairment charge of more than $5 million.

Our investment in Venezuela—a 24% interest in a company developing an ultra low sulfur mine—is proceeding well. We expect this joint venture to begin mining in 2007 and eventually produce more than 2 million tons a year of high-quality steam coal for export.

Our balance sheet remains strong, giving us the capacity to move if an opportunity presents itself.

We finished 2004 with a leverage ratio of about 1.6 times debt to EBITDA as adjusted, and we feel we have room for even greater leverage because of our borrowing capacity and expected cash flow. At the end of 2004 we had $114 million available under our credit facility.

Alpha’s internal capital commitments are rising in tandem with cash flows, enabling us to both maintain our underground and surface mine infrastructure and develop new mine capacity, especially in the type of coal that we can flexibly move between the steam and met markets.

We have now announced 7 organic growth projects that are expected to increase coal production by about 22% by the year 2008. Net of replacement tons, the added sales volumes should be close to four and a half million tons, about 80% of which will be coal of metallurgical grade quality.

We anticipate spending about $60 million this year developing four of these mines—Deep Mine 35, Madison, Seven Pines and Cucumber. We expect that we will achieve full production from these 4 new mines of 2.8 million tons annually by the end of next year.

We expect to add another 2.8 million tons or so through three other planned mine openings through 2008, while depletions and decommissionings are expected take out about 1.3 million tons.

Total cost to bring this 5 and a half million tons of new coal production on line is about $22 a ton on average, which by industry standards is a very reasonable investment rate. All projects exceed our minimum 20% internal rate of return.

Other issues we continue to deal with include labor availability, which hasn’t had a material impact on our business thus far but which we continue to watch closely, especially as we expand and open new mines. Production foremen, in particular, are a vital link in the production process and are in scarce supply.

Our Red Hat program has been successful so far in generating a group of new miners who can step in and be productive after they’ve completed their training program. All 7 of Alpha’s operating subsidiaries have active Red Hat recruiting programs, plus employee retention programs.

We spend a great deal of time on our recruiting and safety initiatives because we feel Alpha’s orientation toward people is one of the things that sets us apart, and makes the company attractive from a recruiting standpoint.

I’ve said repeatedly, and I’ll say it one more time, that we wouldn’t be here today without the miners. They provide us our paycheck, your return on investment, and are the main reason Alpha is a successful public company.

I thank our people for supporting us, and also I thank our sponsors First Reserve, AMCI, and Madison Capital for having the confidence to see this through. Now we have a significant public shareholder base, and we are very much looking forward to doing great things for our stockholders in 2005 and beyond.

Thank you.